INCO REPORTS RESULTS FOR SECOND QUARTER OF 2004

CANADIAN GAAP SECOND QUARTER LOSS OF $14 MILLION INCLUDES
PREVIOUSLY ANNOUNCED $191 MILLION AFTER-TAX NON-CASH CHARGE
FOR SCOPE CHANGES TO THE GORO PROJECT

CANADIAN GAAP SECOND QUARTER RESULTS OF OPERATIONS
EXCLUDING NON-CASH CHARGE REFLECT STRONG NICKEL MARKET AND
NEARLY THREEFOLD INCREASE OVER 2003 SECOND QUARTER

(All dollar amounts are expressed in U.S. currency)

TORONTO, July 20, 2004 — Inco Limited today reported adjusted net earnings(1) of $156 million, or 82 cents per share (77 cents per share on a diluted basis(2)), for the second quarter of 2004, compared with adjusted net earnings(1) of $69 million, or 37 cents per share (37 cents per share on a diluted basis(2)), for the second quarter of 2003. The adjustments made in arriving at adjusted net earnings(1) for the second quarter of 2004 reflected primarily the exclusion of (a) our previously announced non-cash impairment charge, net of minority interest and taxes, as discussed under “Non-cash impairment charge” below, totalling $191 million, or $1.02 per share, related to changes in the scope of our approximately 85 per cent owned Goro nickel-cobalt project, and (b) favourable non-cash currency translation adjustments relating to changes in the Canadian-U.S. dollar exchange rate of $18 million, or 10 cents per share. The adjustments made in arriving at adjusted net earnings(1) for the second quarter of 2003 reflected primarily the exclusion of (a) a non-cash income tax benefit of $96 million, or 52 cents per share, (b) unfavourable non-cash currency translation adjustments relating to changes in the Canadian-U.S. dollar exchange rate of $72 million, or 39 cents per share, and (c) an expense associated with a strike by production and maintenance employees at our Ontario operations of $23 million, or 13 cents per share.

Reflecting the $191 million after-tax non-cash charge noted above, we incurred a net loss for the second quarter of 2004 in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) of $14 million, or nine cents per share (nine cents per share on a diluted basis(2)), compared with net earnings of $64 million, or 34 cents per share (34 cents per share on a diluted basis(2)), for the second quarter of 2003. Net earnings for the first six months of 2004 in accordance with Canadian GAAP were $241 million, or $1.27 per share ($1.19 per share on a diluted basis(2)), compared with net earnings of $97 million, or 40 cents per share (39 cents per share on a diluted basis(2)), for the first six months of 2003. All of the adjustments made in arriving at adjusted net earnings for the second quarter and first six months of 2004 and 2003, respectively, are set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.

(1)	The adjusted net earnings reported in this release have not been calculated in accordance with Canadian GAAP, the accounting principles under which our consolidated financial statements are prepared, and there is no standard definition in such principles for such adjusted net earnings or loss. Accordingly, it is unlikely that comparisons can be made among different companies in terms of such adjusted results reported by them. A reconciliation of adjusted net earnings to net earnings in accordance with Canadian GAAP appears below as well as an explanation of why we believe adjusted net earnings is useful information.

(2)	The calculation of adjusted net earnings per share and net earnings per share in accordance with Canadian GAAP on a diluted basis takes into account the dilutive effect of our outstanding warrants, share options and convertible debentures. The amount of dilution per share due to these items is dependent on our level of earnings and the price of our common shares.

Chief Executive Officer’s Message

The second quarter of 2004 represented another strong quarter for our business as we met or exceeded our expectations for production, unit costs and premiums, and we remained on track to hit our highest nickel production levels in nearly thirty years. While nickel prices were volatile during the quarter, supply-demand fundamentals remain strong and we currently believe that the nickel market, although expected to continue to experience volatility, will remain robust into the foreseeable future.

We have made very good progress on the construction schedule for Phase 1 of our Voisey’s Bay project, and believe that we have the opportunity to advance the project timetable by about six months, so that commissioning of the mine and concentrator could begin in August 2005. As we announced in late May 2004, Phase 2 of our Goro project review has progressed well, and we have developed an updated preliminary capital cost estimate that puts us well on our way to meeting our goal of reaching a favourable decision on restarting the project. However, as a result of this review, significant changes to the project scope have made us reach a determination that certain capitalized costs incurred are no longer of value and we took a previously announced non-cash charge, after minority interest and taxes, of $191 million for the quarter.

Market outlook

Nickel prices fell during the first two months of this quarter, reaching a low of $10,530 per tonne ($4.78 per pound) before recovering to end the quarter at $14,990 per tonne ($6.80 per pound). London Metal Exchange (LME) stocks continued to decline throughout the quarter, reaching 7,980 tonnes in late June – the lowest level since 1991. LME stocks ended the quarter at 8,394 tonnes.

Global stainless steel production is expected to increase for 2004, and we anticipate an increase in nickel consumption for both stainless and non-stainless applications. Nickel and stainless steel demand continues to improve in Japan and the United States as the industrial economies in those countries begin to recover after prolonged slumps.

Our current view is that the global supply-demand balance for nickel in 2004 will reflect a deficit, with the economies of the United States, Japan and Europe experiencing improved underlying demand for nickel from 2003 levels and continued growth in nickel demand in China.

Production and costs

We produced 131 million pounds of nickel during the second quarter of 2004, one million pounds ahead of our April 2004 guidance. We remain on target to produce 500 to 510 million pounds of nickel for the full year, our highest annual production since 1974. We continue to seek to implement programs designed to maximize 2004 production.

Meanwhile, we produced 74,000 troy ounces of platinum-group metals (PGMs) in the second quarter, about 23 per cent ahead of our April 2004 guidance. Our full-year PGMs production target remains at 400,000 troy ounces. We produced 67 million pounds of copper for the second quarter, one million pounds ahead of our April 2004 guidance, and we expect to produce 260 million pounds for the year.

In our Ontario operations, nickel production was 56 million pounds for the quarter and we are on target to meet our goal of 233 to 237 million pounds for the year. Our Ontario mines, mill and refineries operated well during the quarter and we are working to improve smelter throughput. Our Manitoba operations’ 32 million pounds of production for the second quarter was 10 per cent ahead of the same period last year and sets the stage for on target 2004 production of 109 to 111 million pounds of nickel. Finished nickel production of 43 million pounds from nickel in matte produced by PT International Nickel Indonesia Tbk (“PT Inco”) was almost 20 per cent ahead of the second quarter 2003 equivalent production level. Finished nickel production from PT Inco matte for 2004 is forecast at between 158 and 162 million pounds, above the 2003 record finished nickel production from PT Inco matte.

We continue to face uncontrollable cost challenges at our operations but we are working hard to offset them. During the second quarter, we realized cost reductions and related savings of almost $14 million, bringing our total cost reductions and related savings year-to-date to $24 million. We expect these cost reductions and related savings will build through the second half of 2004 through innovative changes in the way we run our business. We currently plan to realize cost reductions and related savings of about $63 million, in line with our original target, by the end of 2004. These cost reductions and related savings may be offset due largely to the higher volumes of and costs associated with the purchased feeds we are processing in Canada until we begin shipment of intermediate nickel in concentrate form from our Voisey’s Bay project.

Progress on growth projects

With the progress made on our Voisey’s Bay project, we expect that the first shipment of concentrate from the project could be made in the fourth quarter of 2005, in comparison with the original construction schedule, which had assumed initial production in early 2006. Our R&D program to test hydrometallurgical processes for Voisey’s Bay is going very well and construction is underway on the demonstration plant in Argentina, which should be ready to receive its first shipment of nickel in concentrate when it is expected to be operational in the fourth quarter of 2005. We expect to be able to ship the concentrates to be produced at the Voisey’s Bay site in Labrador for 40 of the 52 weeks each year in accordance with our agreements governing the project with the Province of Newfoundland and Labrador, the Labrador Inuit Association and Innu Nation.

Some 1,200 people are currently employed to work at the mine and concentrator site in Labrador. We have completed 91 per cent of the project engineering, started cladding the mill/concentrator building, finished the port site excavation, and begun overburden removal of the Ovoid open pit deposit. The project remains on budget in Canadian dollars.

In late May 2004, we provided an update on the results to date of Phase 2 of our Goro project review. Through this review, we have identified significant capital cost reductions, notably by reducing the footprint of the process plant by 50 per cent, and have enhanced the project’s overall operability and increased its production capacity. The current preliminary capital cost estimate for the project’s planned mine, process plant and infrastructure, taking into account the non-cash charge discussed above, of approximately $1.85 billion is within a plus 20 per cent to minus 5 per cent reliability range. As previously noted, the changes to the project scope have meant that certain engineering, equipment, and related capitalized costs incurred are no longer of value for the project or otherwise and, as a result, we took the $191 million non-cash charge this quarter.

In the late September – early October 2004 timeframe, we currently plan to provide an update on the final results of Phase 2 of the Goro project review. We remain confident that we will be able to achieve our goal of reaching a favourable decision on restarting the project.

Continuing to build on a strong financial foundation

We generated $339 million of cash flow from operations, after changes in working capital, during the second quarter of 2004. If the First Call consensus 2004 mean LME cash nickel price of $6.08 per pound is achieved, we should generate about $1.4 billion of cash flow from operations, after changes in working capital, in 2004, in excess of our estimated $980 million in capital expenditures for the year. Given how we pay taxes in Canada, we expect to pay the balance of our 2004 taxes of about $275 million in early 2005. As a matter of long-standing policy, we continue not to publicly forecast future nickel prices.

Our financial leverage remains low at a 26 per cent debt-to-capitalization ratio and our cash position at the end of the quarter was $774 million, up from $596 million at the end of March 31, 2004. Enhancing our strong financial position remains a priority as we strive to make the most of our world-class development opportunities.

We are pleased with what we have accomplished so far in 2004. Inco’s combination of strong operations, leading marketing position, and outstanding prospects for profitable growth position us to benefit from the strong nickel market today and in the future.

I look forward to reporting on our performance for the third quarter of 2004.

Scott Hand
Chairman and Chief Executive Officer

Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP

We define adjusted net earnings and adjusted net earnings per share as a calculation of net earnings that excludes items that, because of the nature, timing or extent of such items, we believe do not reflect or relate to our ongoing operating performance. Accordingly, the items that are excluded from this calculation would include the $191 million non-cash impairment charge, net of minority interest and taxes, discussed below under “Non-cash impairment charge”, and any other asset impairment charges, non-cash currency translation adjustments relating principally to liabilities that are not expected to be discharged or settled for a number of years, income tax benefits (charges) relating to the impact of currency translation adjustments and adjustments for tax rulings and other decisions and interpretations covering transactions in prior periods and for revaluation of recorded future tax liabilities due to changes in laws or regulations affecting future tax rates, interest income associated with tax refunds, project suspension and similar costs, including related project currency hedging gains and losses, losses or gains on debt retirements, strike expenses, gains and losses of a non-recurring nature and, for earnings per share calculations, the premium payable on preferred share redemptions. The determination of which items to exclude when calculating adjusted net earnings involves the application of judgment by us.

The following table provides for the periods indicated a reconciliation between our adjusted net earnings and net earnings (loss) as reported in accordance with Canadian GAAP:

(in millions except per share amounts)	Net Earnings (Loss)				Earnings (Loss) Per Share
	Second Quarter		Six Months		Second Quarter		Six Months
		2003		2003		2003		2003
	2004	(Restated)(1)	2004	(Restated)(1)	2004	(Restated)(1)	2004	(Restated)(1)
Adjusted net earnings	$156	$69	$385	$133	$0.82	$0.37	$2.03	$0.68
Asset impairment charge	(191)	—	(191)	—	(1.02)	—	(1.02)	—
Currency translation adjustments	18	(72)	33	(150)	0.10	(0.39)	0.18	(0.82)
Income tax benefits	6	96	11	134	0.03	0.52	0.06	0.73
Goro project suspension costs and related currency hedging gains, net	(3)	(6)	3	5	(0.02)	(0.03)	0.02	0.03
Strike expense	—	(23)	—	(23)	—	(0.13)	—	(0.13)
Loss on redemption of convertible debentures	—	—	—	(2)	—	—	—	(0.01)
Redemption premium on Series E Preferred Shares	—	—	—	—	—	—	—	(0.08)

Canadian GAAP net earnings (loss), as reported	$(14)	$64	$241	$97	$(0.09)	$0.34	$1.27	$0.40

(1)	The 2003 results have been restated due to the retroactive application of a change in accounting policy for depreciation and depletion.

We believe that the reporting of adjusted net earnings, a calculation that, as noted above, excludes asset impairment charges, non-cash currency translation adjustments and other items that, given their nature, timing or extent, may obscure trends in the performance of our operations or otherwise not be representative of our ongoing operations, provides our shareholders and other investors with a potentially useful picture that eliminates the volatility of such items, whether they are favourable or unfavourable, and may assist them in assessing our operating performance. In addition, management uses such information internally for operating, budgeting and financial planning purposes.

Outlook

Our current estimates for production for the third quarter of 2004 and the full year 2004 of nickel, copper and platinum-group metals (PGMs), including PGMs produced from purchased material, are as follows:

		Third Quarter	Full Year
		2004	2004
Nickel	- tonnes (thousands)	52	227 to 231
	- pounds (millions)	115	500 to 510
Copper	- tonnes (thousands)	30	118
	- pounds (millions)	66	260
PGMs	- troy ounces (thousands)	105	400

We currently project that our nickel unit cash cost of sales after by-product credits for the full year 2004 will be about $2.25 to $2.35 per pound ($4,961 to $5,181 per tonne). A reconciliation between our nickel unit cash costs of sales both before and after by-product credits for the second quarter and first six months of 2004 and 2003, respectively, as indicated and cost of sales in accordance with Canadian GAAP for such periods is set forth in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below. We do not provide a reconciliation of this range for the full year 2004 estimate of nickel unit cash cost of sales after by-product credits to a corresponding estimate in accordance with Canadian GAAP given that it is a range and the difficulty of and uncertainty associated with making certain assumptions relating to product mix, including quantities of purchased intermediates, product movements and certain other factors required to arrive at such a reconciliation.

The premium on our nickel products for 2004 we currently expect to realize over the London Metal Exchange (LME) cash nickel prices will be between $0.00 and $0.06 per pound ($0 and $132 per tonne). Our premiums are affected by fluctuations in the LME cash nickel price and the effect this has on the price we receive for the matte product produced by PT International Nickel Indonesia Tbk (“PT Inco”), the lag effect that changes in the LME benchmark price have on the pricing of certain of our nickel products, and how certain of our specialty nickel products are priced. As reflected in the nickel and other production estimates above, we have historically experienced, and expect to continue to experience, some quarter-to-quarter variability in production levels of our primary metals products due to planned maintenance shutdowns of operations, as in the case of our Manitoba operations in the third quarter of 2004, and other normal planned actions.

The current First Call consensus mean estimate for our adjusted net earnings per share for 2004 is $3.90 on a diluted basis. Based upon the current First Call mean forecast for the average LME cash nickel price for 2004, which we understand to be $6.08 per pound, and our understanding of First Call’s latest mean forecasts for 2004 for the prices for our other metal products, we are comfortable with the current First Call consensus estimate for 2004 for our adjusted net earnings per share of $3.90 on a diluted basis. At the First Call consensus 2004 mean LME cash nickel price of $6.08 per pound, we currently project that for 2004 our cash flow from operations, after changes in working capital, would be about $1.4 billion. Given how we pay taxes in Canada, we expect to pay the balance of our 2004 taxes of about $275 million in early 2005.

not endorsing First Call’s mean forecasts for the LME cash nickel price and other benchmark metal prices for 2004. Our policy continues to be that we do not publicly forecast where nickel and other metal prices will be in the future given the historic volatility of these prices and the level of economic uncertainty that currently exists in at least some of our key geographic markets. The LME cash nickel price averaged $6.27 per pound ($13,819 per tonne) for the January 2 – July 19, 2004 period. The LME cash nickel price on July 19, 2004 was $6.74 per pound ($14,850 per tonne).

The earnings per share consensus mean estimate above refers to an estimate for adjusted net earnings and excludes certain adjustments that would be made in the calculation of net earnings in accordance with Canadian GAAP. Since such adjustments would include assumptions or forecasts relating to changes in the Canadian-U.S. dollar exchange rate and other currency exchange rate changes and other external factors that we do not believe we are in a position to predict with any degree of certainty, we do not provide a reconciliation between any adjusted net earnings estimate and a corresponding net earnings estimate in accordance with Canadian GAAP.

In terms of the current estimated sensitivity of our earnings per share to changes in nickel prices, for every change of 10 cents, up or down, per pound in our realized nickel price over a full year, we estimate that our Canadian GAAP basic net earnings per share (EPS) over a full year would change, up or down, by about 12 cents. As reflected in the table below, while our financial results are most sensitive to changes in (a) the Canadian-U.S. dollar exchange rate given that a substantial portion of expenses are incurred in Canadian dollars and we have substantial Canadian dollar-denominated liabilities and (b) nickel prices, our results are also sensitive to changes in copper and other metals prices as well as, on the cost side, changes in oil and natural gas prices and changes in our share price given how we account for share appreciation rights granted in connection with certain share options:

Estimates of Current 2004 Sensitivity of EPS(1) To Certain
Metals Prices And Other Changes
Over One Year

	Amount of Change
	(up or down)	EPS Effect(1)
Realized nickel price	$0.10/lb.	$0.12
Realized copper price	0.10/lb.	0.09
Realized palladium price	50.00/troy oz	0.03
Realized platinum price(2)	50.00/troy oz	0.03
Realized cobalt price	1.00/lb.	0.01
Cdn.-U.S. exchange rate(3)(4)	0.01	0.13
Fuel oil price (West Texas Intermediate)(2)(4)	1.00/bbl	0.006
Natural gas price(2)(4)	0.10/MM BTU	0.001
Share appreciation rights(4)(5)	1.00	0.006

(1)	Canadian GAAP basic net earnings per share. Each sensitivity assumes other factors are held constant.

(2)	Includes the impact of hedging activities as of June 30, 2004.

(3)	The EPS effect represents (a) $0.06 for a non-cash balance sheet translation effect relating to Canadian dollar-denominated liabilities, (b) $0.02 relating to accrued taxes for Canadian dollar currency translation gains associated with U.S. dollar-denominated liabilities and (c) $0.05 for operating cost translation effect.

(4)	Increases in these costs, exchange rates and our share price have a negative effect on EPS.

(5)	Reflects the effect on EPS of a change in our common share price on our expense accrual for share appreciation rights granted in connection with certain share options.

Our capital expenditures for our existing operations and growth projects are also sensitive to changes in exchange rates depending upon the currency in which such expenditures are incurred. We currently project that our total capital expenditures for 2004 will be approximately $980 million.

Commentary on Results for the Second Quarter of 2004

(Tabular amounts are in millions of U.S. dollars
except per share amounts)

Results of Operations

The following table summarizes our results in accordance with Canadian GAAP for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
		(Restated)		(Restated)

Net sales	$992	$599	$2,086	$1,192
Net earnings (loss)	(14)	64	241	97
Net earnings (loss) per common share
– basic	(0.09)	0.34	1.27	0.40
– diluted	(0.09)	0.34	1.19	0.39
Cash provided by (used for) operating activities	339	81	719	(17)

The significant decrease in results of operations and certain changes in costs between the second quarter of 2004 and the corresponding quarter of 2003 were primarily the result of the following factors:

•	The $191 million non-cash asset impairment charge, net of minority interest and taxes, as discussed below, recorded as a result of changes in the scope of the Goro project based upon the preliminary findings of the second phase, or Phase 2, of the project review

•	Decrease in unusual tax benefits compared with 2003

•	Increased costs for nickel production

These items were partially offset by the favourable effect of the following factors:

•	Higher average realized prices for all metals, particularly for nickel and copper

•	The favourable effect of currency translation adjustments, particularly the effect of changes in the Canadian-U.S. dollar exchange rate

With respect to net earnings for the second quarter and first half of 2003, those results included a charge in respect of a three-month strike which began on June 1, 2003 at our Ontario operations.

The effect of certain of these items on our results of operations is set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” above.

Non-cash impairment charge

As previously announced on May 25, 2004, the key preliminary findings to date of Phase 2 of our Goro project review resulted in changes in the planned Goro project configuration, including moving to direct heating of the ore feed and other changes intended to reduce the capital cost estimate and enhance the operating efficiency of the planned process plant and the process itself. These changes have meant that certain capitalized costs incurred, principally for engineering and related work associated with the original project configuration and equipment purchased for the indirect heating of ore feed, no longer would have any value for the project or otherwise. As a result of such changes, capitalized expenditures incurred totalling $201 million before minority interest and taxes have been written off in the second quarter of 2004. After taking into account the minority interest of $9 million and a tax recovery of $1 million, this charge totalled $191 million. The tax relief for this charge was insignificant due to the fact that essentially all of the charge is not deductible for tax purposes.

Net sales

Net sales increased substantially to $992 million and $2,086 million, respectively, in the second quarter and first half of 2004, compared with $599 million and $1,192 million for the same periods in 2003. This improvement in net sales was primarily due to higher selling prices for all metals, particularly for nickel and copper, as well as higher deliveries of Inco-source nickel and copper. Deliveries of Inco-source nickel in the second quarter of 2004 increased by 18 per cent compared with the second quarter of 2003 due to increased production at our Canadian and U.K. operations as well as at PT Inco. Production for the second quarter of 2003 was adversely affected by a three-month strike at our Ontario operations that began on June 1, 2003.

Cost of sales and other expenses

Nickel unit cash cost of sales before by-product credits increased to $5,600 per tonne ($2.54 per pound) in the second quarter of 2004 from $4,189 per tonne ($1.90 per pound) in the second quarter of 2003. This increase was principally due to the higher cost for, and volumes of, purchased intermediates, the higher average Canadian dollar exchange rate relative to the U.S. dollar exchange rate compared to 2003, higher spending on maintenance and repairs and higher employment costs, partially offset by the cost reductions and related savings as discussed below.

Nickel unit cash cost of sales before by-product credits increased to $5,468 per tonne ($2.48 per pound) in the first half of 2004 from $4,145 per tonne ($1.88 per pound) in the first half of 2003. This increase was principally due to the higher cost for, and volumes of, purchased intermediates, and the higher average Canadian dollar exchange rate relative to the U.S. dollar exchange rate compared to 2003.

We use purchased intermediates to increase processing capacity utilization at our Canadian operations. While the cost of purchased intermediates is higher than that for processing our own mine production and such cost increases as the prevailing prices, LME cash nickel or other benchmark prices, on which this material is purchased by us increases, the price realizations are also higher, resulting in margins on these purchases remaining relatively unchanged.

Nickel unit cash cost of sales after by-product credits increased to $5,203 per tonne ($2.36 per pound) in the second quarter of 2004 compared with $4,189 per tonne ($1.90 per pound) in the second quarter of 2003. The increase was due to higher unit cash cost of sales before by-product credits and lower deliveries of PGMs, partially offset by higher realized selling prices for PGMs.

Nickel unit cash cost of sales after by-product credits increased to $4,828 per tonne ($2.19 per pound) in the first half of 2004 compared with $4,322 per tonne ($1.96 per pound) in the first half of 2003. The increase was due to higher unit cash cost of sales before by-product credits, partially offset by higher by-product credits as a result of higher realized selling prices and higher deliveries of PGMs.

A reconciliation of our nickel unit cash cost of sales before and after by-product credits to cost of sales under Canadian GAAP is shown in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below.

In the second quarter of 2004, we realized cost reductions and related savings of about $14 million, and we are currently on track to realize our planned $63 million in cost reductions and related savings for the full year 2004.

Nickel production increased to 59,586 tonnes (131 million pounds) and 117,257 tonnes (258 million pounds) in the second quarter and first half of 2004, respectively, compared with 45,197 tonnes (100 million pounds) and 95,425 tonnes (210 million pounds) in the corresponding periods of 2003. The increases primarily reflect higher production at our Canadian and U.K. operations compared with the production for the second quarter of 2003 which was negatively affected by the three-month strike at our Ontario operations that began on June 1, 2003. PT Inco’s production increased during the first half of 2004 compared with the same period in 2003 when a planned furnace rebuild at this operation reduced production.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $5 million and $15 million in the second quarter and first half of 2004, respectively. These increases for both the second quarter and first half of 2004 were primarily due to higher costs for share options and other awards under our corporate incentive compensation programs.

Currency translation adjustments

Currency translation adjustments represented primarily the effect of exchange rate movements on the translation of Canadian dollar-denominated liabilities, principally post-retirement benefits, accounts payable and certain deferred income and mining taxes, into U.S. dollars. Favourable currency translation adjustments were $18 million and $33 million in the second quarter and first half of 2004, respectively, and were due to the weakening of the Canadian dollar as of June 30, 2004 relative to the U.S. dollar. The Canadian – U.S. dollar exchange rate depreciated by two per cent during the second quarter of 2004 and by four per cent during the first half of 2004.

Income and mining taxes

The effective tax rates for the second quarter and first half of 2004 were 93 per cent and 47 per cent, respectively, rates that were higher than the statutory income tax rate in Canada of 39.9 per cent. These higher tax rates, particularly the unusually high rate for the second quarter, were primarily due to the negligible tax relief recorded with respect to the $201 million non-cash impairment charge, before minority interest and taxes, referred to above. This was partially offset by the impact of earnings generated in lower tax rate jurisdictions and the effect of currency translation adjustments. The effective tax rate for the first half of 2003 was significantly affected by a $134 million tax benefit from changes in Canadian tax legislation, certain tax rulings and other decisions relating to prior year transactions and the benefit of non-taxable gains.

Cash Flows and Financial Condition

Net cash provided by operating activities, after changes in working capital, in the second quarter of 2004 was $339 million, compared with $81 million in the second quarter of 2003. The increase in net cash provided by operating activities was primarily due to higher earnings before the effect of the non-cash impairment charge noted above. Cash provided by operations was also higher due to lower tax payments during the second quarter and first half of 2004 compared to the same periods in 2003.

Net cash used for investing activities increased to $148 million and $315 million in the second quarter and first half of 2004, respectively, compared with $113 million and $277 million in the same periods in 2003. Capital expenditures in the second quarter of 2004 were higher due to higher capital spending for our Voisey’s Bay project and at PT Inco, partially offset by lower capital expenditures for our Goro project. During the first quarter of 2004, we used cash of $28 million to acquire an additional two per cent of the issued and outstanding shares of PT Inco from a shareholder, increasing our ownership of PT Inco to approximately 61 per cent.

At June 30, 2004, cash and cash equivalents were $774 million, up from $418 million at December 31, 2003 and up from $596 million at March 31, 2004, reflecting the cash provided from operating activities as discussed above. Total debt was $1,469 million at June 30, 2004, compared with $1,512 million at December 31, 2003. Total debt as a percentage of total debt plus shareholders’ equity was 26 per cent at June 30, 2004, compared with 28 per cent at December 31, 2003. Under Canadian GAAP, a substantial portion of our convertible debt is recorded as equity and not debt.

Accounting Changes

Depreciation and depletion expense

Effective January 1, 2004 on a retroactive basis, we changed the method by which we calculate depreciation and depletion expense. Under the previous method, we depleted mine development costs on a composite basis. Total historical capitalized costs and estimated future development costs relating to our estimated developed and undeveloped proven and probable ore reserves were depleted using the unit-of-production method based on total estimated developed and undeveloped proven and probable ore reserves in our twenty-year plan. Under the revised method, depletion of the deferred mine development costs is calculated on a unit-of-production basis over the estimated proven and probable ore reserves which relate to the particular category of development, either life of mine plan or area-specific. No future development costs are taken into account in calculating the depletion charge. In addition, the depreciation method for certain other assets of our 61 per cent owned subsidiary, PT Inco, have been changed to a straight line basis to conform the depreciation method used to the depreciation methods generally used for similar assets in our other locations.

Adoption of this change in accounting policy also removes a significant difference that had existed between Canadian GAAP and United States GAAP with respect to the effect on our consolidated financial statements. The impact of this change on first half 2003 depreciation and depletion expense was a reduction of $18 million in such expense.

Generally accepted accounting principles

Effective January 1, 2004, we adopted Canadian Institute of Chartered Accountants (“CICA”) section 1100, Generally Accepted Accounting Principles. CICA section 1100 describes what constitutes Canadian GAAP and its sources. Adoption of this section did not have a significant impact on our results of operations or financial condition.

Hedging Relationships

Effective January 1, 2004, we adopted a new accounting guideline issued by the CICA in respect of hedging relationships which provided guidance concerning documentation and effectiveness testing for derivative contracts. Adoption of this guideline did not have a significant impact on our results of operations or financial condition.

Access to Webcast of Second Quarter 2004 Results Presentation to Investment Community

As previously announced, interested investors can listen to our presentation to the investment community covering our second quarter 2004 financial and operating results on a live, listen-only basis, or access the archival webcast or the recording of the presentation through the Internet or by calling the toll-free telephone number in North America as indicated below.

The presentation is scheduled for July 20, 2004, beginning at 3:00 p.m. (Toronto time), and can be accessed by visiting the website of a third-party webcasting service we will be using, Canada NewsWire Ltd., at www.newswire.ca/webcast, at least five minutes before the start of the presentation. Slides or other statistical information to be used for the presentation can be accessed and will be available for online viewing through www.newswire.ca/webcast on the event title or through our website, www.inco.com, by clicking on the “Latest Quarterly Webcast” link on our homepage.

The archival webcast of the presentation can be accessed via the Internet through www.newswire.ca/webcast. A recording of the presentation can be listened to until 11:59 p.m. (Toronto time) on August 3, 2004 by dialling 1-800-558-5253 in North America and by entering the reservation number 21199590. This recording is also available outside North America by dialling 416-626-4100 and by entering the same reservation number.

This news release contains forward-looking statements regarding the Company’s costs, its position as a low-cost producer of nickel, production levels for nickel, copper and platinum-group metals for its third quarter and full year 2004 at its Canadian, Indonesian and other operations, nickel demand and supply both globally and for certain markets and uses, premiums realized on its metals prices, nickel unit cash cost of sales after by-product credits, its financial results, including cash flow from operations, the sensitivity of financial results to changes in nickel and other metal prices, exchange rates, energy and other costs and its common share price, cost reduction and related savings objectives, construction, commissioning, initial shipment and other schedules, capital costs, shipping and other aspects of its Goro and Voisey’s Bay projects, process research and development programs, capital expenditures, planned shutdowns and other issues and aspects relating to its business and operations. Inherent in those statements are known and unknown risks, uncertainties and other factors well beyond the Company’s ability to control or predict. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as business and economic conditions in the principal markets for the Company’s products, the supply, demand and prices for metals to be produced, purchased intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary metals and other products the Company produces, developments concerning labour relations, the Company’s deliveries, production levels, production and other anticipated and unanticipated costs and expenses, metals prices, premiums realized over LME cash and other benchmark prices, tax benefits and charges, changes in tax legislation, hedging activities, the Canadian-U.S. dollar and other exchange rates, changes in the Company’s common share price, the completion and results of a comprehensive review of the capital costs, scope, schedule, and other key aspects of the Goro project, the timing of receipt of all necessary permits and governmental, regulatory and other approvals, and engineering and construction timetables, for the Voisey’s Bay and Goro projects, the necessary financing plans and arrangements for, and joint venture, partner or similar investments and other agreements and arrangements associated with, the Goro project, political unrest or instability in countries such as Indonesia, risks involved in mining, processing and exploration activities, market competition and other risk factors listed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

July 20, 2004
IN 04/05

For further information:
Media Relations:	Steve Mitchell (416) 361-7950
Investor Relations:	Sandra Scott (416) 361-7758

or www.inco.com

Inco Limited

Key Financial and Operating Statistics

		Three Months Ended June 30,		Six Months Ended June 30,
		2004	2003	2004	2003
Average Realized Prices
Nickel(1)	- per tonne	$12,587	$8,652	$13,608	$8,618
	- per pound	5.71	3.92	6.17	3.91
Copper	- per tonne	2,788	1,641	2,791	1,686
	- per pound	1.26	0.74	1.27	0.76
(1)Including intermediates
LME Average Cash Prices
Nickel	- per tonne	12,505	8,375	13,621	8,361
	- per pound	5.67	3.80	6.18	3.79
Copper	- per tonne	2,790	1,641	2,761	1,652
	- per pound	1.27	0.74	1.25	0.75
Deliveries
Nickel in all forms (tonnes)
- Inco-source		59,447	50,245	114,064	96,115
- Purchased finished		3,202	6,995	9,385	14,963

		62,649	57,240	123,449	111,078

Copper (tonnes)		30,380	22,506	60,120	58,759

Cobalt (tonnes)		358	269	750	595

Platinum-group metals (in thousands of troy ounces)		75	96	222	184

Net Sales to Customers by Product
Primary nickel		$788	$495	$1,680	$957
Copper		85	37	168	99
Precious metals		46	47	126	94
Other		73	20	112	42

		$992	$599	$2,086	$1,192

Nickel Production in all Forms (tonnes)		59,586	45,197	117,257	95,425

Finished Nickel Inventories at end of Period (tonnes)		29,080	23,086	29,080	23,086

Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions of U.S. dollars except where noted)	2004	2003	2004	2003
Cost of sales and other expenses, excluding depreciation and depletion	580	412	1,137	831
By-product costs	(138)	(96)	(277)	(233)
Purchased finished nickel	(43)	(58)	(133)	(124)
Delivery expense	(8)	(6)	(16)	(12)
Other businesses cost of sales	(9)	(6)	(20)	(12)
Strike expense, excluding depreciation	—	(29)	—	(29)
Non-cash items(1)	(9)	(6)	(18)	(11)
Remediation, demolition and other related expenses	(6)	(9)	(11)	(13)
Adjustments associated with affiliate transactions	(35)	2	(41)	1
Other	—	7	1	1

Nickel cash cost of sales before by-product credits(2)	332	211	622	399
By-product net sales	(161)	(96)	(350)	(218)
By-product costs	138	96	277	233

Nickel cash cost of sales after by-product credits(2)	309	211	549	414

Inco-source nickel deliveries (millions of pounds)	131	111	251	212

Nickel cash cost of sales before by-product credits per pound	2.54	1.90	2.48	1.88

Nickel cash cost of sales before by-product credits per tonne	5,600	4,189	5,468	4,145

Nickel cash cost of sales after by-product credits per pound	2.36	1.90	2.19	1.96

Nickel cash cost of sales after by-product credits per tonne	5,203	4,189	4,828	4,322

(1)	Post-retirement benefits other than pensions.

(2)	Nickel cash cost of sales before and after by-product credits includes costs for both Inco-source and external feed.

Inco Limited

Consolidated Statement of Earnings

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in millions of U.S. dollars except per share amounts)	2004	2003	2004	2003
		(Restated)		(Restated)

Revenues
Net sales	$992	$599	$2,086	$1,192
Other income, net	10	13	15	41

	1,002	612	2,101	1,233

Costs and expenses (income)
Cost of sales and other expenses, excluding depreciation and depletion	580	412	1,137	831
Depreciation and depletion	62	59	119	113
Selling, general and administrative	41	36	75	60
Research and development	7	9	16	14
Exploration	6	6	12	12
Currency translation adjustments	(18)	72	(33)	150
Interest expense	6	12	14	26
Asset impairment charge	201	—	201	—
Goro project suspension	3	6	(3)	6

	888	612	1,538	1,212

Earnings before income and mining taxes and minority interest	114	—	563	21
Income and mining taxes	106	(76)	266	(99)

Earnings before minority interest	8	76	297	120
Minority interest	22	12	56	23

Net earnings (loss)	(14)	64	241	97
Accretion of convertible debt	(2)	(1)	(4)	(3)
Dividends on preferred shares	—	—	—	(6)
Premium on redemption of preferred shares	—	—	—	(15)

Net earnings (loss) applicable to common shares	$(16)	$63	$237	$73

Net earnings (loss) per common share Basic	$(0.09)	$0.34	$1.27	$0.40

Diluted	$(0.09)	$0.34	$1.19	$0.39

Inco Limited

Consolidated Balance Sheet

(unaudited)

	June 30,	December 31,
(in millions of U.S. dollars)	2004	2003
		(Restated)

ASSETS
Current assets
Cash and cash equivalents	$774	$418
Accounts receivable	490	435
Inventories	839	746
Other	157	112

Total current assets	2,260	1,711
Property, plant and equipment	6,960	7,033
Deferred charges and other assets	336	319

Total assets	$9,556	$9,063

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt due within one year	$101	$103
Accounts payable	257	253
Accrued payrolls and benefits	163	165
Other accrued liabilities	358	332
Income and mining taxes payable	260	27

Total current liabilities	1,139	880
Deferred credits and other liabilities
Long-term debt	1,368	1,409
Deferred income and mining taxes	1,697	1,706
Post-retirement benefits	600	603
Asset retirement obligation	144	141
Minority interest	460	442

Total liabilities	5,408	5,181

Shareholders’ equity
Convertible debt	612	606

Common shareholders’ equity
Common shares issued and outstanding 187,538,813 (2003 — 186,915,865 shares)	2,874	2,858
Warrants	62	62
Contributed surplus	569	562
Retained earnings (deficit)	31	(206)

	3,536	3,276

Total shareholders’ equity	4,148	3,882

Total liabilities and shareholders’ equity	$9,556	$9,063

Inco Limited

Consolidated Statement of Cash Flows

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in millions of U.S. dollars)	2004	2003	2004	2003
		(Restated)		(Restated)
Operating activities
Earnings before minority interest	$8	$76	$297	$120
Charges not affecting cash
Depreciation and depletion	62	59	119	113
Deferred income and mining taxes	26	(72)	42	(52)
Asset impairment charge	201	—	201	—
Other	5	40	8	72
Decrease (increase) in non-cash working capital related to operations
Accounts receivable	5	43	(54)	(27)
Inventories	4	(30)	(93)	(50)
Accounts payable and accrued liabilities	(24)	(12)	18	(53)
Income and mining taxes payable	66	(41)	234	(162)
Other	(9)	6	(43)	(3)
Other	(5)	12	(10)	25

Net cash provided by (used for) operating activities	339	81	719	(17)

Investing activities
Capital expenditures	(156)	(128)	(295)	(291)
Other	8	15	(20)	14

Net cash used for investing activities	(148)	(113)	(315)	(277)

Financing activities
Repayments of long-term debt	(2)	(170)	(48)	(216)
Convertible debt issued	—	—	—	470
Common shares issued	2	—	14	4
Preferred shares redeemed	—	(487)	—	(487)
Preferred dividends paid	—	—	—	(6)
Dividends paid to minority interest	(14)	(1)	(15)	(2)
Other	1	(3)	1	(3)

Net cash used for financing activities	(13)	(661)	(48)	(240)

Net increase (decrease) in cash and cash equivalents	178	(693)	356	(534)
Cash and cash equivalents at beginning of period	596	1,246	418	1,087

Cash and cash equivalents at end of period	$774	$553	$774	$553